Chuy’s Holdings, Inc. Announces First Quarter 2013 Financial Results

AUSTIN, Texas, May 6, 2013 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the first quarter ended March 31, 2013.

Highlights for the first quarter 2013 ended March 31, 2013 compared to the first quarter 2012 ended March 25, 2012 were as follows:

•	Revenue increased 24.6% to $46.7 million from $37.5 million.

•
On a calendar basis, comparable restaurant sales increased 2.3% for the 13-week period ended March 31, 2013 compared to the 13-week period ended April 1, 2012. On a fiscal quarter basis, which includes a one-week calendar shift in the comparison due to the 53rd week in fiscal 2012, sales for the same restaurants increased 1.0%.

•
Net income increased to $2.6 million from $0.4 million. Net income available to common stockholders increased to $2.6 million from $2,000. Diluted income per share was $0.16 compared to $0.01 in the prior year period.

•	Pro forma net income(1) increased to $2.5 million, or $0.15 per diluted share, from $2.4 million.

•	Restaurant-level EBITDA(1) increased 20.7% to $9.4 million from $7.8 million. Restaurant-level EBITDA as a percentage of revenue, decreased 60 basis points to 20.1%.

•	Two new restaurants opened during the first quarter of 2013.

(1)
Restaurant-level EBITDA and pro forma net income are non-GAAP measures. For reconciliations of restaurant-level EBITDA and pro forma net income to GAAP net income and discussions of why we consider them useful, see the “Reconciliation of Non-GAAP Measures” accompanying this release.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc., stated, “With continued contribution from our new units and solid comparable sales, we generated impressive revenue growth during a challenging quarter for the industry. Furthermore, our operators did a nice job managing our profitability despite a reporting calendar shift that led to the loss of a significant week of sales and profitability.  The unique nature of the Chuy’s brand, the quality and value of our offerings and the open runway for unit growth has us well positioned for long-term earnings growth.

We are very excited about the two new restaurants we opened during the first quarter and we remain on track to add eight to nine new restaurants in 2013.”

First Quarter 2013 Financial Results

Revenue increased $9.2 million, or 24.6%, to $46.7 million in the first quarter of 2013 compared to $37.5 million in the first quarter of 2012. The increase was primarily driven by $7.8 million in incremental revenue from an additional 110 operating weeks provided by ten new restaurants opened during and subsequent to the first quarter of 2012. Due to the 53rd week in fiscal 2012, there is a one-week calendar shift in the comparison of the fiscal first quarter of 2013 to the fiscal first quarter of 2012. As a result of this shift, the week between Christmas and New Year’s, traditionally a high volume week for the Company’s restaurants was included in the first quarter of 2012 but was replaced with an average volume week in the first quarter 2013. This shift reduced revenue by approximately $700,000 during the first quarter of 2013.

The Company’s comparable restaurant sales increased approximately 2.3% for the 13-week period ended March 31, 2013 compared to the 13-week period ended April 1, 2012. The increase in comparable sales was driven by a 2.2% increase in average check and a 0.1% increase in average weekly customers. Due to the 53rd week in fiscal 2012, and the one week calendar shift previously noted, the comparable restaurant sales calculation above is based on comparing sales in the first fiscal quarter of 2013 to sales in the corresponding calendar period of 2012. Sales for the same restaurants in the comparable restaurant base in the first fiscal quarter ended March 31, 2013 increased 1.0% compared to the first fiscal quarter of 2012 ended March 25, 2012. The comparable restaurant base consisted of 27 restaurants during the first quarter of 2013.

Total restaurant operating costs as a percentage of revenue increased to 80.0% in the first quarter of 2013 from 79.3% in the first quarter of 2012, driven largely by the impact of higher food costs, particularly produce and chicken costs, higher labor costs due to increased training and staffing levels at new restaurants, and to a lesser degree, higher occupancy costs as a percentage of revenue at some of our newer restaurants.

Net income available to common stockholders for the first quarter of 2013 was $2.6 million, or $0.16 per diluted share, compared to $2,000, or $0.01 per diluted share, in the first quarter of 2012. Net income for the first quarter of 2013 included approximately $417,000 in costs associated with two separate secondary offerings of the Company’s common stock. Net income also included a net favorable tax benefit of $527,000 resulting from the favorable impact of a one-time adjustment for incremental employment tax credits from open tax years which was partially offset by the unfavorable impact of the non-deductible secondary offering costs.

Excluding the costs associated with the secondary offerings and the net tax benefit note above, pro forma net income was $2.5 million or $0.15 per diluted share in the first quarter of 2013, as compared to $2.4 million or $0.15 per diluted share in the first quarter of 2012. A reconciliation between GAAP net income and pro forma net income is included in the accompanying financial data.

During the first quarter, two new Chuy’s restaurants were opened - San Antonio, Texas; and Kissimmee, Florida. Subsequent to the end of the first quarter, an additional Chuy’s restaurant was opened in Richmond, Virginia.

2013 Outlook

The Company has narrowed its guidance range for the year and currently anticipates that its fiscal year 2013 pro forma diluted net income per share will now range from $0.67 to $0.69. This compares to pro forma diluted net income per share of $0.60 in 2012. The Company’s 2012 pro forma results included an estimated $0.04 to $0.05 per share positive impact due to a 53rd week during the fiscal year. The pro forma net income guidance for fiscal year 2013 is based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth between 1.0% and 1.5%;

•	Restaurant pre-opening expenses of approximately $3.3 million to $3.9 million;

•	General and administrative expense of approximately $10.5 million to $11.0 million;

•	A pro forma effective tax rate of approximately 29% to 31%;

•	The opening of eight to nine new restaurants;

•	Net capital expenditures (net of tenant improvement allowances) of approximately $19.1 million to $21.2 million; and

•	Annual weighted average diluted shares outstanding of 16.7 million to 16.8 million shares.

Secondary Offerings

On January 30, 2013, a secondary public offering of the Company’s common stock was completed by certain of the Company’s existing stockholders. The selling stockholders sold 5,175,000 previously outstanding shares, including 675,000 shares sold pursuant to the full exercise of the underwriters’ option to purchase additional shares. The Company did not receive any proceeds from the offering. The selling stockholders paid all of the underwriting discounts and commissions associated with the sale of the shares; however, the Company incurred approximately $550,000 in costs and registration expenses related to this offering, of which $302,000 was expensed during the first quarter of 2013.

Subsequent to the end of the first quarter, on April 17, 2013, an additional secondary public offering of the Company’s common stock was completed by certain of the Company’s existing stockholders. The selling stockholders sold 3,000,000 previously outstanding shares. The underwriters have a 30-day option to purchase up to an additional 450,000 shares of common stock from certain selling stockholders. The Company did not receive any proceeds from the offering. The selling stockholders paid all of the underwriting discounts and commissions associated with the sale of the shares; however, the Company will incur approximately $370,000 in costs and registration expenses related to this offering, of which $115,000 was expensed during the first quarter of 2013.

The following definitions apply to these terms as used in this release:

Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.

Average check is calculated by dividing revenue by total entrees sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.

Conference Call
The Company will host a conference call to discuss financial results for the first quarter of 2013 today at 5:00 Eastern Standard Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Chief Financial Officer will host the call.

The conference call can be accessed live over the phone by dialing 800-347-6109 or for international callers by dialing 913-312-0406. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the passcode is 7553275. The replay will be available until May 13, 2013. The conference call will also be webcast live from the Company’s website at www.chuys.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the call has concluded.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 42 full-service restaurants across nine states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.

Forward-Looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted share outstanding, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements.

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended
	March 31, 2013	March 25, 2012
Revenue	$46,698	$37,476

Costs and expenses:
Cost of sales	12,557	9,948
Labor	14,975	11,943
Operating	6,547	5,252
Occupancy	2,891	2,280
General and administrative	2,795	1,785
Advisory agreement termination fee	—	2,000
Secondary offering costs	417	—
Marketing	352	283
Restaurant pre-opening	971	754
Depreciation and amortization	1,968	1,405
Total costs and expenses	43,473	35,650

Income from operations	3,225	1,826
Interest expense	33	1,282

Income before income taxes	3,192	544
Income tax expense	551	163

Net income	2,641	381
Undistributed earnings allocated to participating interests	—	379
Net income available to common stockholders	$2,641	$2

Net income per common share:
Basic	$0.16	$0.01
Diluted	$0.16	$0.01

Weighted-average shares outstanding:
Basic	16,111,286	208,505
Diluted	16,577,053	10,906,805

Chuy’s Holdings, Inc. and Subsidiaries
Selected Balance Sheet Data
(In thousands)

	March 31, 2013	December 30, 2012
Cash and cash equivalents	$3,096	$5,855
Total assets	132,238	129,721
Long-term debt	5,000	5,000
Total stockholders’ equity	91,115	87,463

Reconciliation of Non-GAAP Measures
We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP restaurant-level EBITDA, restaurant-level EBITDA margin, and pro forma net income. Restaurant-level EBITDA represents net income plus the sum of general and administrative expenses, the advisory agreement termination fee, secondary offering costs, restaurant pre-opening costs, depreciation and amortization, interest and taxes. Restaurant-level EBITDA is presented because: (i) the Company believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; and (ii) the Company uses restaurant-level EBITDA internally as a benchmark to evaluate its operating performance or compare our performance to that of our competitors. Additionally, the Company presents restaurant-level EBITDA because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs, which are non-recurring at the restaurant level. The use of restaurant-level EBITDA thereby enables the Company and its investors to compare operating performance between periods and to compare our operating performance to the performance of the Company’s competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency and performance. The use of restaurant-level EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. The Company presents restaurant-level EBITDA margin for the same reasons it presents restaurant-level EBITDA.

Pro forma net income represents our net income plus the sum of the net reduction in our interest expense and the reduction in our management fees and expenses as a result of our IPO and the application of the net proceeds of the IPO to repay $79.4 million of the Company’s debt, less the incremental costs of being a public company and the pro forma incremental income tax expense resulting from the adjustments above as well as other discrete tax items in 2013 and to adjust the effective tax rate to 30%, our long-term estimated effective rate, for the comparable period in 2012.

The following table includes a reconciliation of net income to restaurant-level EBITDA (in thousands):

	Thirteen Weeks Ended
	March 31, 2013	March 25, 2012

Net income as reported	$2,641	$381
Income tax provision	551	163
Interest expense	33	1,282
General and administrative	2,795	1,785
Advisory agreement termination fee	—	2,000
Secondary offering costs	417	—
Restaurant pre-opening expenses	971	754
Depreciation and amortization	1,968	1,405
Restaurant-level EBITDA	$9,376	$7,770

Restaurant-level EBITDA margin (1)	20.1%	20.7%

(1)	Restaurant-level EBITDA margin is calculated by dividing restaurant-level EBITDA by revenue.

The following is a reconciliation of GAAP net income and net income per share to pro forma net income and pro forma net income per share (in thousands):

	Thirteen Weeks Ended
	March 31, 2013	March 25, 2012

Net income as reported	$2,641	$381
Interest expense as reported (1)	—	1,282
Pro forma interest expense based upon reduced debt balance (2)	—	(107)
Management fees and expenses (3)	—	2,094
Secondary offering costs (4)	417	—
Incremental public costs (5)	—	(338)
Income tax expense (6)	(527)	(880)
Pro forma net income	$2,531	$2,432

Net income per share - pro forma:
Basic - pro forma	$0.16	$0.15
Diluted - pro forma	$0.15	$0.15

Weighted-average shares outstanding - pro forma:
Basic - pro forma (7)	16,111,286	15,918,427
Diluted - pro forma (7)	16,577,053	16,567,153

Notes to reconciliation of GAAP net income to non-GAAP pro forma net income:

1.	Reflects the adjustment to eliminate the historical interest expense for all periods presented that were based upon actual outstanding balances before the application of the net proceeds from our IPO.

2.
Reflects interest expense assuming the post-IPO long-term debt balance of $5.0 million was outstanding as of the beginning of fiscal year 2012. This balance reflects the repayment of $79.4 million of long-term debt from the net proceeds from our IPO. This interest expense calculation assumes a change in interest rate from 8.5% to 7.0% due to the reduction in our total leverage ratio to below 2.0 to 1.0 upon application of the net proceeds from the IPO. The interest adjustment is also based on the following assumptions:

a.	an unused facility fee on the unfunded $10.5 million of our revolver and delayed Term B Loan at an annual rate of 0.5%; and

b.
a lower annual amortization of deferred loan costs of approximately $25,000 after the write-off of approximately $1.6 million, which occured in the third quarter of 2012 but is assumed to occur at the beginning of fiscal 2012.

3.	Reflects the elimination of the management fees and expenses paid and reimbursed to Goode Partners, LLC for the periods presented.

4.	Reflects the elimination of the offering expenses associated with the two secondary offerings completed in January 2013 and April 2013.

5.	Reflects an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company for the periods prior to being a public company.

6.
Reflects the tax expense associated with the adjustment in 1 through 5 above and normalizing the tax rate to 30% in 2012, which reflects our estimated long-term effective tax rate. In 2013, the tax expense reflects the favorable impact of a one-time tax adjustment for incremental employment tax credits from open tax years offset by the unfavorable tax impact of the non-deductible secondary offering costs. After excluding this net favorable tax benefit in 2013, our pro forma effective tax rate for 2013 was 29.9%, the mid-point of our expected range.

7.
Reflects (i) 6,708,332 additional shares of common stock issued in the IPO, (ii) the repurchase by the Company of 1,655,662 shares of its common and preferred stock on April 6, 2012, and (iii) the conversion of all series of our outstanding preferred stock into common stock as if all of these transactions occurred at the beginning of fiscal year 2012.

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com